Exhibit 99.1

    Ultralife Batteries Updates Fourth Quarter Revenue Guidance


    NEWARK, N.Y.--(BUSINESS WIRE)--Jan. 10, 2007--Ultralife Batteries, Inc. (NASDAQ: ULBI) announced that, based on a preliminary review of results for the fourth quarter ended December 31, the company expects to report revenue of approximately $31 million. These results compare to management's previous guidance, which estimated revenue of approximately $35 million for the fourth quarter.

    The revenue shortfall is attributable to a delay in delivering two large planned shipments caused by logistical issues, which arose toward the end of the quarter. These deliveries are scheduled to be completed by January 12. Revenue associated with these orders will be additive to the company's planned revenue for the first quarter of 2007.

    "Growing sales volume at McDowell Research as a result of successful joint Ultralife and McDowell marketing initiatives, coupled with a ramp-up in McDowell's production, created temporary supply constraints on some key components late in the quarter and delayed shipments of two orders," said John D. Kavazanjian, Ultralife's president and chief executive officer. "During the quarter, as we rapidly expanded production capability at McDowell to record levels, we worked closely with vendors to keep pace with delivery schedules. A missed commitment from vendors on two key components, one on each order, resulted in these delivery delays. We have taken steps to alleviate this bottleneck and expect that the integration of Ultralife's and McDowell's supply chains will minimize disruptions like this going forward, ensuring that we are operationally ready to meet an expanding set of market opportunities and support aggressive growth goals."

    Management will provide details about Ultralife's fourth quarter performance and the outlook for the first quarter of fiscal 2007 when it reports fourth quarter results on February 15, 2007.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power solutions and communications accessories for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories including power supplies, amplifiers, amplified speakers, equipment mounts, case equipment and integrated communication systems for markets including military, industrial and consumer portable electronics. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems and accessories. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.

    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife's three other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England; McDowell Research in Waco, Texas; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.


    CONTACT: Company:
             Ultralife Batteries, Inc.
             Robert W. Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com